[LETTERHEAD OF DINEEQUITY, INC.]

June 10, 2011

VIA EDGAR AND FACSIMILE

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention:	Katherine Wray
(202) 551-3483

Re:	DineEquity, Inc.,
and the Additional Registrants listed on Annex A hereto
Registration Statement on Form S-4

Ladies and Gentlemen:

           Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, each of the undersigned registrants (each, a “Registrant”) hereby requests that the effectiveness of the registration statement on Form S-4, the file number of which is set forth opposite such Registrant’s name on Annex A hereto, filed April 15, 2011 as amended by Amendment No. 1 thereto, filed May 20, 2011, and as further amended by Amendment No. 2 thereto, filed June 10, 2011, be accelerated by the Securities and Exchange Commission (the “Commission”) to 5:00 PM, Eastern time, on June 14, 2011, or as soon thereafter as practicable.

           Each Registrant acknowledges that should the Commission or its staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing.  In addition, each Registrant acknowledges that the action of the Commission or its staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve each Registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing.  Finally, each Registrant acknowledges that it may not assert the declaration of effectiveness of the filing as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

[Signature Pages Follow]

           We request that we be notified of such effectiveness by a telephone call to Lisa Johnstone of Skadden, Arps, Slate, Meagher & Flom LLP at (213) 687-5504 and that such effectiveness also be confirmed in writing.

Very truly yours,

DINEEQUITY, INC.

By:	/s/ John F. Tierney
	Name:	John F. Tierney
	Title:	Chief Financial Officer

INTERNATIONAL HOUSE OF PANCAKES, LLC

By: DineEquity, Inc., its Sole Member

By:	/s/ John F. Tierney
	Name:	John F. Tierney
	Title:	Chief Financial Officer

IHOP FRANCHISE COMPANY, LLC

By:	/s/ Michael J. Mendelsohn
	Name:	Michael J. Mendelsohn
	Title:	Vice President, Finance

IHOP FRANCHISING, LLC

By:	/s/ Michael J. Mendelsohn
	Name:	Michael J. Mendelsohn
	Title:	Vice President, Finance

IHOP HOLDINGS, LLC

By:	/s/ Michael J. Mendelsohn
	Name:	Michael J. Mendelsohn
	Title:	Vice President, Finance

IHOP IP, LLC

By:	/s/ Michael J. Mendelsohn
	Name:	Michael J. Mendelsohn
	Title:	Vice President, Finance

IHOP PROPERTY LEASING, LLC

By:	/s/ Michael J. Mendelsohn
	Name:	Michael J. Mendelsohn
	Title:	Vice President, Finance

IHOP PROPERTY LEASING II, LLC

By:	International House of Pancakes, LLC, its Sole Member

By:	DineEquity, Inc., its Sole Member

By:	/s/ John F. Tierney
	Name:	John F. Tierney
	Title:	Chief Financial Officer

IHOP PROPERTIES, LLC

By:	/s/ Julia A. Stewart
	Name:	Julia A. Stewart
	Title:	President

IHOP REAL ESTATE, LLC

By:	/s/ Michael J. Mendelsohn
	Name:	Michael J. Mendelsohn
	Title:	Vice President, Finance

IHOP TPGC, LLC

By:	/s/ Julia A. Stewart
	Name:	Julia A. Stewart
	Title:	Manager

ACM CARDS, INC.

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S UK, LLC

By:	Applebee’s International, Inc., its Sole Member

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S ENTERPRISES LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S FRANCHISING LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Deputy General Counsel

APPLEBEE’S HOLDINGS LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S HOLDINGS II CORP.

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S IP LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S INTERNATIONAL, INC.

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S RESTAURANTS KANSAS LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S RESTAURANTS MID-ATLANTIC LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S RESTAURANTS NORTH LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S RESTAURANTS TEXAS LLC

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S RESTAURANTS VERMONT, INC.

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S RESTAURANTS INC.

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S RESTAURANTS WEST LLC

By:	Applebee’s Enterprises LLC, its sole Member

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Treasurer

APPLEBEE’S SERVICES, INC.

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	Vice President, Secretary and Deputy General Counsel

NEIGHBORHOOD INSURANCE, INC.

By:	/s/ Rebecca R. Tilden
	Name:	Rebecca R. Tilden
	Title:	President

cc:	Bryan R. Adel, Esq.
SVP, Legal, General Counsel and Secretary
DineEquity, Inc.

Rodrigo Guerra, Jr., Esq.
Skadden, Arps, Slate, Meagher & Flom LLP

Annex A

Registrant	Registration Statement on Form S-4
(File No.)

DineEquity, Inc.	333-173549
International House of Pancakes, LLC	333-173549-27
IHOP Franchise Company, LLC	333-173549-26
IHOP Franchising, LLC	333-173549-25
IHOP Holdings, LLC	333-173549-24
IHOP IP, LLC	333-173549-23
IHOP Property Leasing, LLC	333-173549-22
IHOP Property Leasing II, LLC	333-173549-21
IHOP Properties, LLC	333-173549-20
IHOP Real Estate, LLC	333-173549-19
IHOP TPGC, LLC	333-173549-18
ACM Cards, Inc.	333-173549-17
Applebee’s UK, LLC	333-173549-16
Applebee's Enterprises LLC	333-173549-15
Applebee’s Franchising LLC	333-173549-14
Applebee’s Holdings LLC	333-173549-12
Applebee’s Holdings II Corp.	333-173549-13
Applebee’s IP LLC	333-173549-11
Applebee’s International, Inc.	333-173549-10
Applebee’s Restaurants Kansas LLC	333-173549-9
Applebee’s Restaurants Mid-Atlantic LLC	333-173549-8
Applebee’s Restaurants North LLC	333-173549-7
Applebee’s Restaurants Texas LLC	333-173549-6
Applebee’s Restaurants Vermont, Inc.	333-173549-5
Applebee’s Restaurants Inc.	333-173549-4
Applebee’s Restaurants West LLC	333-173549-3
Applebee’s Services, Inc.	333-173549-2
Neighborhood Insurance, Inc.	333-173549-1